Exhibit 99.1
ONEMAIN HOLDINGS, INC. REPORTS SECOND QUARTER 2019 RESULTS

–	2Q 2019 diluted EPS of $1.42

–	2Q 2019 C&I adjusted diluted EPS of $1.62

–	2Q 2019 C&I Ending Net Finance Receivables of $17.0 billion

–	2Q 2019 C&I Net Charge-Off ratio of 6.2%

–	Declares $2.00 per share special dividend

Evansville, IN, July 29, 2019 - OneMain Holdings, Inc. (NYSE: OMF) today reported pretax income of $256 million and net income of $194 million for the second quarter of 2019, compared to $43 million and $7 million, respectively, in the prior year quarter. Net income for the second quarter of 2018 included a charge of approximately $106 million in connection with the completion of Fortress Investment Group LLC's sale of its stake in the company to funds managed by Apollo Global Management, LLC (NYSE: APO) and Värde Partners, Inc. on June 25, 2018.

Earnings per diluted share were $1.42 in the second quarter of 2019, compared to $0.05 in the prior year quarter.

On July 29, 2019, the company declared a regular quarterly dividend of $0.25 per share and a special dividend of $2.00 per share, payable on September 13, 2019 to record holders of our common stock as of the close of business on August 27, 2019.

"We drove strong earnings growth and further enhanced the strength of our balance sheet during the second quarter 2019," said Doug Shulman, President and CEO of OneMain. "In addition, we declared a robust special dividend, underscoring the considerable capital generation of our business as we continue to execute on the strategic priorities that we outlined for 2019, which include disciplined receivables growth, improved credit losses and reduced leverage. We will continue to focus on serving our customers and, in so doing, will also drive tremendous shareholder value over the long term."

The following segment results are reported on a non-GAAP basis. Refer to the required reconciliations of non-GAAP to comparable GAAP measures at the end of this press release.

Consumer and Insurance Segment (“C&I”)

C&I generated adjusted pretax income of $291 million and adjusted net income of $221 million for the second quarter of 2019, compared to $211 million and $160 million, respectively, in the prior year quarter. Adjusted earnings per diluted share were $1.62 for the second quarter of 2019, compared to $1.18 in the prior year quarter.

Originations totaled $3.9 billion in the second quarter of 2019, up 21% from $3.2 billion in the prior year quarter. The percentage of secured originations was 55% in the second quarter of 2019, up from 47% in the prior year quarter.

Ending net finance receivables reached $17.0 billion at June 30, 2019, up 10% from $15.4 billion in the prior year quarter. Secured receivables represented $1.7 billion of the increase in ending net finance receivables from the prior year and were 50% of ending net finance receivables at June 30, 2019, up from 44% in the prior year quarter.

Average net finance receivables were $16.6 billion in the second quarter of 2019, up 10% from $15.1 billion in the prior year quarter.

Yield was 24.2% in the second quarter of 2019, up from 24.1% in the prior year quarter, primarily reflecting improvement in late stage delinquencies.

Interest income in the second quarter of 2019 was $999 million, up from $911 million in the prior year quarter, reflecting higher average receivables and higher yield.

The provision for finance receivable losses was $263 million in the second quarter of 2019, essentially flat with $261 million in the prior year quarter.

The 30-89 day delinquency ratio was 2.1% at June 30, 2019, up from 1.9% at March 31, 2019 and consistent with 2.1% at June 30, 2018.

The 90+ day delinquency ratio was 1.7% at June 30, 2019, down from 2.1% at March 31, 2019 and down from 1.9% at June 30, 2018.

The net charge-off ratio was 6.2% in the second quarter of 2019, down from 7.1% in the first quarter of 2019 and down from 6.6% in the prior year quarter.

Operating expense for the second quarter of 2019 was $319 million, up 1% from $317 million in the prior year quarter, primarily reflecting inflationary increases and investment in the business.

Acquisitions and Servicing Segment (“A&S”)

A&S generated adjusted pretax loss of $1 million in the second quarter of 2019, compared to breaking even in the prior year quarter.

Other

During the second quarter of 2019, Other generated an adjusted pretax loss of $3 million, consistent with $3 million of adjusted pretax loss in the prior year quarter. Other consists of our non-originating legacy operations, which include our liquidating real estate loan portfolio.

Funding and Liquidity

As of June 30, 2019, the company had principal debt balances outstanding of $15.9 billion, 45% of which was secured and 55% of which was unsecured. The company had $786 million of cash and cash equivalents, which included $420 million of cash and cash equivalents held at our regulated insurance subsidiaries or for other operating activities that are unavailable for general corporate purposes. The company had $6.7 billion of undrawn revolving conduit facilities and $8.9 billion of unencumbered personal loans.

Use of Non-GAAP Financial Measures

We report the operating results of Consumer and Insurance, Acquisitions and Servicing, and Other using the Segment Accounting Basis, which (i) reflects our allocation methodologies for interest expense and operating costs, to reflect the manner in which we assess our business results and (ii) excludes the impact of applying purchase accounting (eliminates premiums/discounts on our finance receivables and long-term debt at acquisition, as well as the amortization/accretion in future periods). Consumer and Insurance adjusted pretax income (loss), Consumer and Insurance adjusted net income (loss), Consumer and Insurance adjusted earnings (loss) per diluted share, Acquisitions and Servicing adjusted pretax income (loss), and Other adjusted pretax income (loss) are key performance measures used by management in evaluating the performance of our business. Consumer and Insurance adjusted pretax income (loss), Acquisitions and Servicing adjusted pretax income (loss), and Other adjusted pretax income (loss) represent income (loss) before income taxes on a Segment Accounting Basis and excludes net losses resulting from repurchases and repayments of debt, net gain on sale of cost method investment, acquisition-related transaction and integration expenses, restructuring charges, additional net gain on sale of SpringCastle interests, net loss on sale of real estate loans, and non-cash incentive compensation expense related to the Fortress Transaction. Management believes these non-GAAP financial measures are useful in assessing the profitability of our segments and uses these non-GAAP financial measures in evaluating our operating performance and as a performance goal under the company’s executive compensation programs. These non-GAAP financial measures should be considered supplemental to, but not as a substitute for or superior to, income (loss) before income taxes, net income, or other measures of financial performance prepared in accordance with U.S. generally accepted accounting principles ("GAAP").

Conference Call & Webcast Information

OneMain management will host a conference call and webcast to discuss our second quarter 2019 results and other general matters at 8:00 am Eastern Time on Tuesday, July 30, 2019. Both the call and webcast are open to the general public. The general public is invited to listen to the call by dialing 877-330-3668 (U.S. domestic) or 678-304-6859 (international), and using conference ID 1077527, or via a live audio webcast through the Investor Relations section of the website. For those unable to listen to the live broadcast, a replay will be available on our website, or by dialing 800-585-8367 (U.S. domestic) or 404-537-3406, and using conference ID 1077527, beginning approximately two hours after the event. The replay of the conference call will be available via audio webcast through August 10, 2019. An investor presentation will be available on the Investor Relations page of OneMain’s website at https://www.omf.com prior to the start of the conference call.

This document contains summarized information concerning OneMain Holdings, Inc. (the “Company”) and the Company’s business, operations, financial performance and trends. No representation is made that the information in this document is complete. For additional financial, statistical and business related information see the Company's most recent Annual Report on Form 10-K (“Form 10-K”) and Quarterly Reports on Form 10-Q (“Form 10-Qs”) filed with the U.S. Securities and Exchange Commission (the “SEC”), as well as the Company’s other reports filed with the SEC from time to time. Such reports are or will be available in the Investor Relations section of the Company's website (https://www.omf.com) and the SEC's website (http://www.sec.gov).

Cautionary Note Regarding Forward-Looking Statements
This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact but instead represent only management’s current beliefs regarding future events. By their nature, forward-looking statements are subject to risks, uncertainties, assumptions and other important factors that may cause actual results, performance or achievements to differ materially from those expressed in or implied by such forward-looking statements. We caution you not to place undue reliance on these forward-looking statements that speak only as of the date on which they were made. We do not undertake any obligation to update or revise these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events or the non-occurrence of anticipated events, whether as a result of new information, future developments or otherwise, except as required by law. Forward-looking statements include, without limitation, statements concerning future plans, objectives, goals, projections, strategies, events or performance, and underlying assumptions and other statements related thereto. Statements preceded by, followed by or that otherwise include the words “anticipates,” “appears,” “are likely,” “believes,” “estimates,” “expects,” “foresees,” “intends,” “plans,” “projects” and similar expressions or future or conditional verbs such as “would,” “should,” “could,” “may,” or “will,” are intended to identify forward-looking statements. Important factors that could cause actual results, performance or achievements to differ materially from those expressed in or implied by forward-looking statements include, without limitation, the following: adverse changes in general economic conditions, including the interest rate environment and the financial markets; risks related to the acquisition or sale of assets or businesses or the formation, termination or operation of joint ventures or other strategic alliances, including increased loan delinquencies or net charge-offs, integration or migration issues, increased costs of servicing, incomplete records, and retention of customers; our estimates of the allowance for finance receivable losses may not be adequate to absorb actual losses, causing our provision for finance receivable losses to increase, which would adversely affect our results of operations; increased levels of unemployment and personal bankruptcies; our strategy of increasing the proportion of secured loans may lead to declines in or slower growth in our personal loan receivables and portfolio yield; adverse changes in the rate at which we can collect or potentially sell our finance receivables portfolio; our decentralized branch loan approval process could expose us to greater than historical delinquencies and charge-offs; natural or accidental events such as earthquakes, hurricanes, tornadoes, fires, or floods affecting our customers, collateral, or our branches or other operating facilities; war, acts of terrorism, riots, civil disruption, pandemics, disruptions in the operation of our information systems, or other events disrupting business or commerce; a failure in or breach of our operational or security systems or infrastructure or those of third parties, including as a result of cyber-attacks; or other cyber-related incidents involving the loss, theft or unauthorized disclosure of personally identifiable information, or “PII,” of our present or former customers; our credit risk scoring models may be inadequate to properly assess the risk of customer unwillingness or lack of capacity to repay; adverse changes in our ability to attract and retain employees or key executives to support our businesses; increased competition, lack of customer responsiveness to our distribution channels, an inability to make technological improvements, and the ability of our competitors to offer a more attractive range of personal loan products than we offer; changes in federal, state or local laws, regulations, or regulatory policies and practices that adversely affect our ability to conduct business or the manner in which we are permitted to conduct business, such as licensing requirements, pricing limitations or restrictions on the method of offering products, as well as changes that may result from increased regulatory scrutiny of the sub-prime lending industry, our use of third-party vendors and real estate loan servicing, or changes in corporate or individual income tax laws or regulations, including effects of the Tax Cuts and Jobs Act; risks associated with our insurance operations, including insurance claims that exceed our expectations or insurance losses that exceed our reserves; we may be unable to successfully implement our growth strategy for our consumer lending business or successfully acquire portfolios of personal loans; declines in collateral values or increases in actual or projected delinquencies or net charge-offs; potential liability relating to finance receivables which we have sold or securitized or may sell or securitize in the future if it is determined that there was a non-curable breach of a representation or warranty made in connection with such transactions; the costs and effects of any actual or alleged violations of any federal, state or local laws, rules or regulations, including any associated litigation; the costs and effects of any fines, penalties, judgments, decrees, orders, inquiries, investigations, subpoenas, or enforcement or other proceedings of any governmental or quasi-governmental agency or authority and any associated litigation; our continued ability to access the capital markets and maintain adequate current sources of funds to satisfy our cash flow requirements; our ability to comply with our debt covenants; our ability to generate sufficient cash to service all of our indebtedness; any material impairment or write-down of the value of our assets; the ownership of our common stock continues to be highly concentrated, which may prevent minority stockholders from influencing significant corporate decisions and may result in conflicts of interest; the effects of any downgrade of our debt ratings by credit rating agencies, which could have a negative impact on our cost of and/or access to capital; our substantial indebtedness, which could prevent us from meeting our obligations under our debt instruments and limit our ability to react to changes in the economy or our industry or our ability to incur additional borrowings; our ability to maintain sufficient capital levels in our regulated and unregulated subsidiaries; changes in accounting standards or tax policies and practices and the application of such new standards, policies and practices; management estimates and assumptions, including estimates and assumptions about future events, may prove to be incorrect; any failure to achieve the SpringCastle Portfolio performance requirements, which could, among other things, cause us to lose our loan servicing rights over the SpringCastle Portfolio; various risks relating to continued compliance with the Settlement Agreement with the U.S. Department of Justice; and other risks and uncertainties described in the “Risk Factors” and “Management’s Discussion and Analysis” sections of the Company’s most recent Form 10-K and Form 10-Qs filed with the SEC and in the Company’s other filings with the SEC from time to time.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. You should specifically consider the factors identified in this document that could cause actual results to differ before making an investment decision to purchase our securities and should not place undue reliance on any of our forward-looking statements. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

OneMain Holdings, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Quarter-to-Date			Year-to-Date
(unaudited, in millions, except per share amounts)	6/30/2019	3/31/2019	6/30/2018	6/30/2019	6/30/2018

Interest Income:
Finance charges	$998	$953	$902	$1,950	$1,761
Finance receivables held for sale	2	3	3	5	6
Total interest income	1,000	956	905	1,955	1,767

Interest expense	(238)	(236)	(220)	(473)	(420)
Provision for finance receivable losses	(268)	(286)	(260)	(554)	(514)
Net interest income after provision for finance receivable losses	494	434	425	928	833

Other Revenues:
Insurance	114	110	107	224	212
Investment	24	26	19	50	32
Net gain on sale of real estate loans	—	3	—	3	—
Net loss on repurchases and repayments of debt	(12)	(21)	(7)	(33)	(8)
Other (1)	30	30	21	60	41
Total other revenues	156	148	140	304	277

Other Expenses
Salaries and benefits	(204)	(199)	(312)	(404)	(510)
Other operating expenses	(140)	(136)	(159)	(276)	(293)
Insurance policy benefits and claims	(50)	(45)	(51)	(94)	(96)
Total other expenses	(394)	(380)	(522)	(774)	(899)
Income before income taxes	256	202	43	458	211
Income taxes	(62)	(50)	(36)	(112)	(80)
Net income	$194	$152	$7	$346	$131

Share Data:
Weighted average number of diluted shares:	136.2	136.2	136.0	136.2	135.9
Diluted EPS	$1.42	$1.11	$0.05	$2.54	$0.96
Book value per basic share	$30.43	$29.03	$25.69	$30.43	$25.69
Return on assets	3.7%	2.9%	0.1%	3.3%	1.3%

Note: Year-to-Date may not sum due to rounding.
(1) The first quarter of 2019 includes the fair value impairment of the remaining loans in held for sale after certain real estate loan sales and a gain on sale related to an investment held at cost.

OneMain Holdings, Inc.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	As of

(unaudited, $ in millions)	6/30/2019	3/31/2019	6/30/2018

Assets
Cash and cash equivalents	$786	$1,709	$556
Investment securities	1,721	1,743	1,720
Net finance receivables:
Personal loans	16,980	16,136	15,384
Other receivables (1)	—	—	124
Net finance receivables	16,980	16,136	15,508
Unearned insurance premium and claim reserves	(720)	(668)	(611)
Allowance for finance receivable losses	(744)	(733)	(702)
Net finance receivables, less unearned insurance premium and claim reserves and allowance for finance receivable losses	15,516	14,735	14,195
Finance receivables held for sale (1)	74	78	123
Restricted cash and restricted cash equivalents	420	575	587
Goodwill	1,422	1,422	1,422
Other intangible assets	362	372	409
Other assets	716	724	628
Total assets	$21,017	$21,358	$19,640

Liabilities and Shareholders’ Equity
Long-term debt	$15,551	$16,117	$15,054
Insurance claims and policyholder liabilities	648	642	690
Deferred and accrued taxes	34	81	3
Other liabilities	643	568	404
Total liabilities	16,876	17,408	16,151

Common stock	1	1	1
Additional paid-in capital	1,683	1,682	1,674
Accumulated other comprehensive income (loss)	28	(2)	(21)
Retained earnings	2,429	2,269	1,835
Total shareholders’ equity	4,141	3,950	3,489
Total liabilities and shareholders’ equity	$21,017	$21,358	$19,640

(1) On September 30, 2018, the company transferred all of the real estate loans from Other Receivables to Finance Receivables Held for Sale.

OneMain Holdings, Inc.
CONSOLIDATED KEY FINANCIAL METRICS (UNAUDITED)

	Quarter-to-Date

(unaudited, $ in millions)	6/30/2019	3/31/2019	6/30/2018

Non-TDR Net Finance Receivables	$16,431	$15,634	$15,079
TDR Net Finance Receivables	549	502	429
Net Finance Receivables	$16,980	$16,136	$15,508

Average Net Receivables	$16,538	$16,146	$15,239
Average Daily Debt Balances	15,974	15,839	15,569
Origination Volume	3,879	2,582	3,216

Non-TDR Allowance	$517	$537	$532
TDR Allowance	227	196	170
Allowance	$744	$733	$702

Non-TDR Allowance Ratio	3.0%	3.4%	3.5%
TDR Allowance Ratio	41.4%	39.0%	39.6%
Allowance Ratio	4.4%	4.5%	4.5%

Gross Charge-Off	$290	$311	$278
Recoveries	(33)	(27)	(31)
Net Charge-Off	$257	$284	$247

Gross Charge-Off Ratio	7.0%	7.8%	7.3%
Recoveries	(0.8)%	(0.7)%	(0.8)%
Net Charge-Off Ratio	6.2%	7.1%	6.5%

30-89 Delinquency	$364	$312	$338
30+ Delinquency	655	647	647
60+ Delinquency	435	468	445
90+ Delinquency	291	335	309

30-89 Delinquency Ratio	2.1%	1.9%	2.2%
30+ Delinquency Ratio	3.9%	4.0%	4.2%
60+ Delinquency Ratio	2.6%	2.9%	2.9%
90+ Delinquency Ratio	1.7%	2.1%	2.0%

Note: Delinquency ratios are calculated as a percentage of net finance receivables. Charge-off ratios are calculated as a percentage of average net finance receivables. Ratios may not sum due to rounding.

OneMain Holdings, Inc.
BALANCE SHEET METRICS (UNAUDITED)

As of

(unaudited, $ in millions)	6/30/2019	3/31/2019	6/30/2018

Liquidity
Cash and cash equivalents	$786	$1,709	$556
Unencumbered personal loans	8,906	6,944	6,196
Undrawn conduit facilities	6,700	6,200	5,350

Total Assets	$21,017	$21,358	$19,640
Less: Goodwill	(1,422)	(1,422)	(1,422)
Less: Other intangible assets	(362)	(372)	(409)
Tangible Managed Assets	$19,233	$19,564	$17,809

Long-term debt	$15,551	$16,117	$15,054
Less: Junior subordinated debt	(172)	(172)	(172)
Adjusted Debt	$15,379	$15,945	$14,882

Total Shareholders' Equity	$4,141	$3,950	$3,489
Less: Goodwill	(1,422)	(1,422)	(1,422)
Less: Other intangible assets	(362)	(372)	(409)
Plus: Junior subordinated debt	172	172	172
Adjusted Tangible Common Equity	$2,529	$2,328	$1,830

Adjusted Debt to Adjusted Tangible Common Equity (Tangible Leverage)	6.1	x	6.8	x	8.1	x

Adjusted Tangible Common Equity to Tangible Managed Assets	13.1%	11.9%	10.3%

OneMain Holdings, Inc.
CONSOLIDATED RETURN ON RECEIVABLES (UNAUDITED)

	Quarter-to-Date			Year-to-Date

(unaudited, $ in millions)	6/30/2019	3/31/2019	6/30/2018	6/30/2019	6/30/2018

Revenue (1)	26.8%	26.6%	26.1%	26.7%	25.8%
Net Charge-Off	(6.2)%	(7.1)%	(6.5)%	(6.7)%	(6.8)%
Risk Adjusted Margin	20.6%	19.5%	19.6%	20.1%	19.0%
Operating Expenses	(8.3)%	(8.4)%	(12.4)%	(8.4)%	(10.6)%
Unlevered Return on Receivables	12.3%	11.1%	7.2%	11.7%	8.4%
Interest Expense	(5.8)%	(5.9)%	(5.8)%	(5.8)%	(5.6)%
Change in Allowance	(0.3)%	(0.1)%	(0.3)%	(0.2)%	(0.1)%
Income Tax Expense	(1.5)%	(1.3)%	(0.9)%	(1.4)%	(1.1)%
Return on Receivables	4.7%	3.8%	0.2%	4.3%	1.7%

Note: All ratios are based on consolidated results as a percentage of average net finance receivables held for investment. Ratios may not sum due to rounding.

(1) Revenue includes interest income on finance receivables plus other revenues less insurance policy benefits and claims.

OneMain Holdings, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	Quarter-to-Date			Year-to-Date

(unaudited, $ in millions)	6/30/2019	3/31/2019	6/30/2018	6/30/2019	6/30/2018

Consumer & Insurance	$270	$232	$154	$502	$327
Acquisitions & Servicing	6	—	—	6	1
Other	(3)	(3)	(109)	(6)	(119)
Segment to GAAP Adjustment	(17)	(27)	(2)	(44)	2
Income Before Income Taxes - GAAP basis	$256	$202	$43	$458	$211

Pretax Income - Segment Accounting Basis	$270	$232	$154	$502	$327
Net Loss on Repurchases and Repayments of Debt (1)	12	16	35	28	62
Acquisition-Related Transaction and Integration Expenses (1)	8	6	22	14	32
Restructuring Charges	1	3	—	4	—
Net Gain on Sale of Cost Method Investment	—	(11)	—	(11)	$—
Consumer & Insurance Adjusted Pretax Income (non-GAAP)	$291	$246	$211	$537	$421

Pretax Income - Segment Accounting Basis	6	—	—	6	1
Additional Net Gain on Sale of SpringCastle Interests	(7)	—	—	(7)	—
Acquisitions & Servicing Adjusted Pretax Income (Loss) (non-GAAP)	$(1)	$—	$—	$(1)	$1

Pretax Loss - Segment Accounting Basis	$(3)	$(3)	$(109)	$(6)	$(119)
Net Loss on Sale of Real Estate Loans (2)	—	1	—	1	—
Non-Cash Incentive Compensation Expense	—	—	106	—	106
Other Adjusted Pretax Loss (non-GAAP)	$(3)	$(2)	$(3)	$(5)	$(13)

Springleaf Debt Discount Accretion	$(5)	$(6)	$(6)	$(11)	$(12)
OMFH LLR Provision Catch-up	(4)	(10)	(3)	(14)	(7)
OMFH Receivable Premium Amortization	(4)	(5)	(14)	(9)	(32)
OMFH Receivable Discount Accretion	2	3	4	5	15
Other	(6)	(9)	17	(15)	38
Total Segment to GAAP Adjustment	$(17)	$(27)	$(2)	$(44)	$2

Note:	Year-to-Date may not sum due to rounding
(1)	Amounts differ from those presented on "Consolidated Statements of Operations (Unaudited)" page as a result of purchase accounting adjustments that are not applicable on a Segment Accounting Basis.
(2)	In the first quarter of 2019, the gain on the sale of the real estate loans sold has been combined with the resulting fair value impairment of the remaining loans in finance receivables held for sale.

OneMain Holdings, Inc.
RECONCILIATION OF KEY SEGMENT METRICS (UNAUDITED) (Non-GAAP)

	As of

(unaudited, $ in millions)	6/30/2019	3/31/2019	6/30/2018

Consumer & Insurance	$17,016	$16,170	$15,406
Acquisition & Servicing	—	—	—
Other (1)	—	—	131
Segment to GAAP Adjustment	(36)	(34)	(29)
Net Finance Receivables - GAAP basis	$16,980	$16,136	$15,508

Consumer & Insurance	$772	$765	$729
Acquisition & Servicing	—	—	—
Other (1)	—	—	30
Segment to GAAP Adjustment	(28)	(32)	(57)
Allowance for Finance Receivable Losses - GAAP basis	$744	$733	$702

(1) On September 30, 2018, the company transferred real estate loans from held for investment to held for sale.

OneMain Holdings, Inc.
CONSUMER AND INSURANCE SEGMENT (UNAUDITED) (Non-GAAP)

	Quarter-to-Date			Year-to-Date

(unaudited, $ in millions)	6/30/2019	3/31/2019	6/30/2018	6/30/2019	6/30/2018

Total interest income	$999	$954	$911	$1,953	$1,784

Interest expense	(232)	(229)	(212)	(462)	(406)
Provision for finance receivable losses	(263)	(276)	(261)	(539)	(519)
Net interest income after provision for finance receivable losses	504	449	438	952	859

Insurance	114	110	107	224	212
Investment	24	27	20	50	34
Other	18	14	14	33	27
Total other revenues	156	151	141	307	273

Operating expenses	(319)	(309)	(317)	(627)	(615)
Insurance policy benefits and claims	(50)	(45)	(51)	(95)	(96)
Total other expenses	(369)	(354)	(368)	(722)	(711)

Adjusted pretax income (non-GAAP)	291	246	211	537	421

Income taxes (1)	(70)	(59)	(51)	(129)	(101)

Adjusted net income (non-GAAP)	$221	$187	$160	$408	$320

Weighted average number of diluted shares	136.2	136.2	136.0	136.2	135.9
C&I adjusted diluted EPS (2)	$1.62	$1.37	$1.18	3.00	2.36

Note: Year-to-Date may not sum due to rounding.
(1) Income taxes assume a 24% statutory tax rate.
(2) C&I adjusted diluted EPS is calculated as the C&I adjusted net income (non-GAAP) divided by the weighted average number of diluted shares outstanding.

OneMain Holdings, Inc.
CONSUMER AND INSURANCE SEGMENT - KEY FINANCIAL METRICS (UNAUDITED) (Non-GAAP)

	Quarter-to-Date

(unaudited, $ in millions)	6/30/2019	3/31/2019	6/30/2018

Non-TDR Net Finance Receivables	$16,388	$15,579	$14,899
TDR Net Finance Receivables	628	591	507
Net Finance Receivables (1)	$17,016	$16,170	$15,406

Average Net Receivables	$16,573	$16,179	$15,130
Origination Volume	3,879	2,582	3,216

Non-TDR Allowance	$518	$539	$524
TDR Allowance	254	226	205
Allowance (1)	$772	$765	$729

Non-TDR Allowance Ratio	3.2%	3.5%	3.5%
TDR Allowance Ratio	40.4%	38.4%	40.4%
Allowance Ratio	4.5%	4.7%	4.7%

Gross Charge-Off	$294	$316	$285
Recoveries	(38)	(32)	(35)
Net Charge-Off	$256	$284	$250

Gross Charge-Off Ratio	7.1%	7.9%	7.6%
Recoveries	(0.9)%	(0.8)%	(0.9)%
Net Charge-Off Ratio	6.2%	7.1%	6.6%

30-89 Delinquency	$366	$313	$328
30+ Delinquency	659	650	621
60+ Delinquency	438	470	427
90+ Delinquency	293	337	293

30-89 Delinquency Ratio	2.1%	1.9%	2.1%
30+ Delinquency Ratio	3.9%	4.0%	4.0%
60+ Delinquency Ratio	2.6%	2.9%	2.8%
90+ Delinquency Ratio	1.7%	2.1%	1.9%

Note: Consumer & Insurance financial information is presented on an adjusted Segment Accounting Basis. Delinquency ratios are calculated as a percentage of net finance receivables. All other ratios are shown as a percentage of C&I average net finance receivables. Ratios may not sum due to rounding.

(1) For reconciliation to GAAP, see "Reconciliation of Key Segment Metrics (Unaudited) (Non-GAAP)".

OneMain Holdings, Inc.
CONSUMER & INSURANCE SEGMENT METRICS (UNAUDITED) (Non-GAAP)

	Quarter-to-Date			Year-to-Date

(unaudited, $ in millions)	6/30/2019	3/31/2019	6/30/2018	6/30/2019	6/30/2018

Revenue (1)	26.8%	26.6%	26.4%	26.7%	26.2%
Net Charge-Off	(6.2)%	(7.1)%	(6.6)%	(6.7)%	(6.9)%
Risk Adjusted Margin	20.6%	19.5%	19.8%	20.0%	19.3%
Operating Expenses	(7.7)%	(7.7)%	(8.4)%	(7.7)%	(8.2)%
Unlevered Return on Receivables	12.8%	11.7%	11.4%	12.3%	11.1%
Interest Expense	(5.6)%	(5.7)%	(5.6)%	(5.7)%	(5.4)%
Change in Allowance	(0.2)%	0.2%	(0.3)%	—%	(0.1)%
Income Tax Expense (2)	(1.7)%	(1.5)%	(1.3)%	(1.6)%	(1.3)%
Return on Receivables	5.4%	4.7%	4.2%	5.0%	4.3%

Note: Consumer & Insurance financial information is presented on an adjusted Segment Accounting Basis. All ratios are shown as a percentage of C&I average net finance receivables. Ratios may not sum due to rounding.

(1) Revenue includes interest income on finance receivables plus other revenues less insurance policy benefits and claims.
(2) Income taxes assume a 24% statutory tax rate.

OneMain Holdings, Inc.
ACQUISITIONS AND SERVICING SEGMENT (UNAUDITED) (Non-GAAP)

	Quarter-to-Date			Year-to-Date

(unaudited, $ in millions)	6/30/2019	3/31/2019	6/30/2018	6/30/2019	6/30/2018

Total Other Revenues (1)	$5	$7	$8	12	17
Total Other Expenses	(6)	(7)	(8)	(13)	(16)
Adjusted pretax income (loss) (non-GAAP)	$(1)	$—	$—	$(1)	$1

Note:	Acquisitions & Servicing financial information is presented on an adjusted Segment Accounting Basis. Year-to-Date may not sum due to rounding.

(1) Total other revenues consist of portfolio servicing fees from SpringCastle.

OneMain Holdings, Inc.
OTHER (UNAUDITED) (Non-GAAP)
	Quarter-to-Date			Year-to-Date

(unaudited, $ in millions)	6/30/2019	3/31/2019	6/30/2018	6/30/2019	6/30/2018

Interest Income:
Finance Charges	$—	$—	$3	$—	$5
Finance Receivables Held for Sale	2	3	2	5	4
Total Interest Income	2	3	5	5	9

Interest Expense	(1)	(2)	(5)	(3)	(9)
Provision for Finance Receivable Losses	—	—	3	—	5
Net Interest Income after Provision for Finance Receivable Losses	1	1	3	2	5

Total Other Revenues	—	2	—	3	(2)

Total Other Expenses	(4)	(5)	(6)	(10)	(16)

Adjusted Pretax Loss (non-GAAP)	$(3)	$(2)	$(3)	$(5)	$(13)

Net Finance Receivables Held for Investment (1)	$—	$—	$131	$—	$131

Net Finance Receivables Held for Sale (1)	$75	$79	$130	$75	$130

Note:	Other financial information is presented on an adjusted Segment Accounting Basis. Year-to-Date may not sum due to rounding.

(1)	On September 30, 2018, the company transferred Other Receivables from held for investment to held for sale.

OneMain Holdings, Inc.

Investor Contact:
Kathryn Miller, 475-619-8821
Kathryn.Miller@omf.com

Source: OneMain Holdings, Inc.